UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designated the appropriate rule provision(s) relied upon to file this Form:

         Securities Act Rule 801 (Rights Offering)                     [ ]
         Securities Act Rule 802 (Exchange Offer)                      [x]
         Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)           [ ]
         Exchange Act Rule 14d-1(c) (Third Party Tender Offer)         [x]
         Exchange Act Rule 14e-2(d) (Subject Company Response)         [ ]

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)  [ ]


Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act.

                                IXOS SOFTWARE AG
                            -------------------------
                            (Name of Subject Company)

                            -------------------------
       (Translation of Subject Company's Name into English (if applicable)

                                     Germany
                                    ---------
        (Jurisdiction of Subject Company's Incorporation or Organization)

                              OPEN TEXT CORPORATION
                            -------------------------
                       (Name of Person(s) Furnishing Form)

                             Bearer Ordinary Shares
                                 ---------------
                     (Title of Class of Subject Securities)

                                    46600V108
                                   -----------
              (CUSIP Number of Class of Securities (if applicable)

                                   Robert Hoog
                             Chief Executive Officer
                                IXOS SOFTWARE AG
                              Bretonischer Ring 12
                            D-85630 Grasbrunn/Munich
                           Federal Republic of Germany
                               +49.(0)89.4629.2400
                               ------------------
                (Name, Address (including zip code) and Telephone
                    Number (including area code) of Person(s)
                authorized to Receive Notices and Communications
                                  on Behalf of
                                Subject Company)

                                December 1, 2003
                               ------------------
                  (Date Tender Offer/Rights Offering Commenced)

                  PART I - INFORMATION SENT TO SECURITY HOLDERS

ITEM 1.  HOME JURISDICTION DOCUMENTS

The following documents are attached as exhibits to this Form:


Exhibit Number             Description
--------------             -----------

     3.                    Notice to Holders of American Depositary Receipts
                           Evidencing American Depositary Shares Representing
                           Shares of IXOS Software AG



ITEM 2.  INFORMATIONAL LEGENDS

Pursuant to German law, the Offer Document (filed as Exhibit No. 2 to the Form CB filed on December 4, 2003) is being disseminated to shareholders solely though a Web portal. The required legends have been included in the access page (filed as Exhibit No. 1 to the Form CB filed on December 4, 2003) that must be viewed and accepted by US holders prior to accessing the portal and viewing the materials.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1) Not applicable

(2) Not applicable.

(3) Not applicable.


PART III - CONSENT TO SERVICE OF PROCESS

A written irrevocable consent and power of attorney on Form F-X was filed by the company on December 4, 2003.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

OPEN TEXT CORPORATION

By:  /s/  P. Thomas Jenkins
     ----------------------
     P. Thomas Jenkins
     Chief Executive Offier

Date: January 5, 2004